UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 11, 2022

CEA INDUSTRIES INC.

(Formerly known as Surna Inc.)

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	CEAD	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On March 11, 2022, Ian K. Patel was appointed by CEA Industries Inc. (the “Company”) as the Company’s Chief Financial Officer, Treasurer and Secretary. In connection with this appointment, the Company and Mr. Patel entered into an employment agreement, which was approved by the Compensation Committee and the Board of Directors (“Board”) on March 11, 2022 (the “Employment Agreement”). A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

There were no arrangements or understandings between Mr. Patel and the Company or with any other persons as the reason Mr. Patel was appointed as the Company’s Chief Financial Officer, Treasurer and Secretary.

Mr. Patel is employed on an at will basis, provided that either the Company or Mr. Patel may terminate the Employment Agreement, at any time, with or without cause, by providing the other party with 30-days’ prior written notice. In the event Mr. Patel’s employment is terminated by the Company without cause, Mr. Patel will be entitled to receive his base salary for an additional 30 days.

Mr. Patel will receive an annualized base salary of $275,000. Mr. Patel is also eligible to receive an annual incentive bonus as described in the Company’s Annual Incentive Compensation Plan and Policy. Mr. Patel is entitled to participate in those various employee benefits that the Company generally offers to its employees from time to time. The Employment Agreement also provides for typical activity restrictions such as non-competition and assignment of invention provisions.

On March 11, 2022, as required by the Employment Agreement, the Board granted Mr. Patel non-qualified stock options to purchase up to 15,000 shares of the Company’s common stock, which vest as follows: (i) 2,000 options vested and became exercisable on the grant date, (ii) 3,000 options vest and become exercisable on March 11, 2023, if Mr. Patel continues to be employed by the Company on that date, (iii) 5,000 options vest and become exercisable on March 11, 2024, if Mr. Patel continues to be employed by the Company on that date, and (iv) 5,000 options vest and become exercisable on March 11, 2025, if Mr. Patel continues to be employed by the Company on that date. The exercise price of these options was based on the closing price of the Company’s common stock on March 10, 2022. In the event of a change of control involving the Company, any unvested stock options will become vested on the date of the change of control, provided Mr. Patel is employed on the date of the change of control.

Beginning with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, Mr. Patel will be designated as the Company’s Principal Financial and Accounting Officer and will sign the Company’s periodic reports to be filed with the Securities and Exchange Commission.

Biographical and other information for Mr. Patel is set forth below:

Mr. Patel served as an advisor to Maxwell Financial Labs, LLC, from October 2021 to March 2022. From July 2018 through September 2021, he served as Vice President of Finance and Investor Relations for FourPoint Energy LLC, where he was responsible for finance, treasury, corporate development and strategy. Prior to FourPoint, Mr. Patel served as Chief Financial Officer of S&A Resources, LLC, a private equity backed oil and gas company. Mr. Patel began his career as an investment banker with Citigroup and Goldman Sachs. During his investment banking career, Mr. Patel executed over $30 billion of M&A/advisory assignments and led capital market transactions of over $15 billion for clients.

He holds an MBA from the Wharton School at the University of Pennsylvania, a JD from Harvard Law School, and a BS from the University of California at Riverside.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement by and between Ian K. Patel and the Company dated March 11, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2022	SURNA INC.

	By:	/s/ Anthony K. McDonald
Anthony K. McDonald
President and Chief Executive Officer